Exhibit 10.11

FORM OF

RESTRICTED STOCK UNIT AWARD AGREEMENT

[NAME]

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of [•] (the “Grant Date”), is made by and between Rock Holdings Inc., a Michigan corporation (the “Company”), and [NAME] (“Grantee”).  Unless the context otherwise requires, terms that are capitalized but not otherwise defined in this Agreement have the meaning ascribed to such terms in the Company’s 2015 Equity Compensation Plan, as heretofore amended and as may be amended from time to time in the future in accordance with its terms (the “Plan”).  A copy of the Plan (as amended through the Grant Date) is attached hereto as ANNEX [•] and is incorporated herein by reference.  A copy of the Rock Acquisition Corporation (now known as Rock Holdings Inc.) Shareholders Agreement, dated as of October 31, 2002 (the “Shareholders Agreement”), is attached hereto as ANNEX [•] and is incorporated herein by reference.

WHEREAS, Grantee is an important employee of a Rock Entity; and

WHEREAS, to reward and incentivize Grantee, the Company desires that Grantee be given the opportunity to receive Common Shares in the future as provided in this Agreement as long as Grantee satisfies the continuing employment requirements set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.                                                     Grant of Restricted Stock Units

The Company hereby grants to the Grantee [•] restricted stock units (the “RSUs”).  Each RSU, upon or after vesting in accordance with Section 2 or Section 3 of this Agreement, represents the right of Grantee to receive one Common Share.

Section 2.                                                     General Vesting

[On the Grant Date,  [•] of the RSUs shall become vested.  On each of [•], [•],[•] and [•] [an additional] [•]of the RSUs shall become vested](1); provided, however, that the portion of the RSUs scheduled to vest upon any such date shall vest only if Grantee remains continuously employed on a full-time basis by a Rock Entity or an affiliate thereof from the Grant Date until such vesting date.(2)  Upon Grantee ceasing to be employed by at least one Rock Entity or an affiliate thereof, any then unvested portion of the RSUs (and all of Grantee’s rights with respect thereto) shall be cancelled, terminated and forfeited without payment of any consideration by the Company.

(1)         RSUs generally vest over a four year period; Jay Farner, Robert Walters and Angelo Vitale also received immediate vesting of a portion of their award on the grant date.  All RSUs granted to the NEOs have vested.

(2)         RSUs generally vest subject to continued employment through each applicable vesting date, however, in the case of Jay Farner, continued employment is not required if his employment was terminated other than due to his resignation or death.  All RSUs granted to the NEOs have vested.

Section 3.                                                     Accelerated Vesting Upon Change in Control

Notwithstanding Section 2 of this Agreement, in the event of a Change in Control of the Company, provided [Grantee remains employed continuously on a full-time basis by a Rock Entity or an affiliate thereof from the Grant Date until the Change in Control][FOR CEO ONLY: Grantee’s employment has not been terminated prior to closing of the Change in Control either by such Rock Entity or affiliate, due to Grantee’s resignation or due to Grantee’s death](3), all then unvested RSUs shall immediately become vested in Grantee immediately prior to the closing of the Change in Control.

Section 4.                                                     Settlement

No Common Shares shall be issued to Grantee hereunder before the RSUs vest in accordance with Section 2 or Section 3 above.  As soon as practicable, but no later than forty-five (45) days, after the date on which each RSU vests, the Company shall issue to Grantee one Common Share.

Section 5.                                                     [Tax](4)

Upon and as a condition to settlement of any RSU, Grantee shall be obligated to pay to the Company an amount equal to any federal, state and local income and employment tax required to be withheld as a result of settlement of the RSU.  Grantee shall also be obligated to pay to the Company any tax required to be withheld (at the time such tax is required to be withheld) as a result of issuance of Common Shares to Grantee under this Agreement after the Grant Date, unless and to the extent the Company in its sole discretion determines to permit Grantee to pay such amount at a later date on terms and conditions determined by the Company in its sole discretion.

Section 6.                                                     Common Shares Subject to Shareholders Agreement and Plan

Common Shares issued to Grantee upon settlement of vested RSUs shall be subject to all of the terms and conditions of (and the Company’s and Grantee’s rights, obligations and restrictions in respect of such Common Shares shall be as set forth in) the Shareholders Agreement and the Plan (as if the Common Shares had been issued under the Plan).  In applying the Plan to the Common Shares, the Common Shares shall be treated as vested under the Plan.

Section 7.                                                     Miscellaneous

(a)           Non-Transferability.  The RSUs shall not be transferable by Grantee.  Moreover, any Common Shares issued to Grantee upon or after vesting of the RSUs may not be sold, offered for sale, pledged, hypothecated or otherwise transferred except as may be expressly permitted both under the Shareholders Agreement and under the Plan (as if the Common Shares were issued under the Plan).

(3)         All RSUs granted to the NEOs have vested.

(4)         Julie Booth, Robert Walters and Angelo Vitale satisfied the withholding taxes payable upon the vesting and settlement of their RSUs by entering into promissory notes with RHI; Jay Farner was entitled to a bonus to satisfy the withholding taxes payable upon the vesting and settlement of his RSUs.

(b)           No Ownership of Common Shares Until Settlement.  Prior to vesting of RSUs, Grantee shall not possess any incidents of ownership of the Common Shares underlying such RSUs, including voting or dividend rights.

(c)           Change in Capitalization.  In the event of a dividend or distribution paid in Common Shares, or any change in the capital structure of the Company, that occurs prior to settlement of the RSUs, appropriate adjustment shall be made to the RSUs so that they represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than cash dividends) to which Grantee would be entitled if Grantee had owned, at the time of such stock dividend, distribution or change in capital structure, the Common Shares issuable upon settlement of the RSUs.

(d)           Notices.  Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein or relating to the RSUs shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company, to both the Chairman of the Board of the Company and to [•] (or to a person other than [•] if designated by the Chairman of the Board of the Company) at the principal office of the Company and, in the case of Grantee, to Grantee’s address appearing on the books of the Company or to such other address as may be designated in writing by Grantee.

(e)           No Right to Continued Employment.  Nothing in this Agreement shall confer upon Grantee any right to continue as an employee of any Rock Entity or any affiliate thereof.

(f)            Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Grantee and the beneficiaries, executors, administrators, heirs and successors of Grantee.

(g)           Execution of Other Documents.  Simultaneously with the execution of this Agreement, and each time RSUs are settled under this Agreement, Grantee shall execute and deliver to the Company the Form of Release attached hereto as ANNEX [•] and the Stock Power and Assignment Separate From Certificate attached hereto as ANNEX [•]  If Grantee has not previously executed such document or a similar document, simultaneously with the execution of this Agreement Grantee shall execute and deliver to the Company the Shareholder Agreement Signature Page attached hereto as ANNEX [•].  If Grantee is married as of the date of this Agreement or if Grantee becomes married after the date of this Agreement, Grantee’s spouse shall execute and deliver to the Company the Spouse Consent attached hereto as ANNEX [•] (unless Grantee’s spouse has previously executed a similar spouse consent that applies to the Common Shares required to be issued upon settlement of the RSUs hereunder).  Grantee also agrees to execute any other documents and take any other action on or after the date hereof determined by the Company to be necessary or appropriate to effectuate the terms of this Agreement.

(h)           Entire Agreement.  This Agreement, the Shareholders Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.

(i)            Code Section 409A.  The RSUs are intended to be either exempt from or to comply with United States Internal Revenue Code Section 409A (“Section 409A”), and this Agreement shall be administered and interpreted consistent with such intent, provided, however, that neither the Company nor any other Rock Entity shall have any liability to Grantee for any tax, interest, penalty or other damage incurred by Grantee on account of this Agreement being subject to and not in compliance with Section 409A.

(j)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k)           Securities Laws.  Upon the vesting or settlement of any RSUs, the Company may require Grantee to make such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.  The granting of the RSUs shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

(l)            [Execution of Amended Shareholders Agreement.  Grantee acknowledges that the Company intends to amend the Shareholders Agreement (“Amended Shareholders Agreement”) after the Grant Date, and Grantee agrees to sign (and to have any Common Shares owned by him [her] or by any trust of which Grantee is the grantor or trustee be subject to the terms and conditions of) any Amended Shareholders Agreement, provided that such Amended Shareholders Agreement does not adversely impact the economic attributes of any Common Shares issued hereunder or other Common Shares held by Grantee or any trust of which Grantee is the grantor or trustee.

(m)          Confidentiality.  Grantee agrees to keep strictly confidential and not to disclose to any Person the fact that Grantee has been granted the RSUs or any terms of this Agreement, provided, however, that Grantee may disclose the fact that Grantee has been granted the RSUs and the terms of this Agreement to Grantee’s attorney, accountant, spouse or those employees of the Company or its affiliates who are or will be involved in administering and implementing this Agreement.

(n)           Right of Offset.  Notwithstanding any other provision of this Agreement, the value of any Common Shares otherwise issuable to Grantee as a result of vesting of the RSUs may be reduced by any amount Grantee or any affiliate of Grantee owes to Daniel Gilbert, any Rock Entity or any entity affiliated with or controlled by Daniel Gilbert or any Rock Entity.](5)

(5)   Sections 7(l), (m) and (n) were not included in Jay Farner’s RSU award agreement.

IN WITNESS WHEREOF, this Restricted Stock Unit Award Agreement has been executed and delivered by the parties hereto as of the Grant Date.

GRANTEE	ROCK HOLDINGS INC.

By:
[•]		[•]